Exhibit 99

NEWS RELEASE

HOLDERS OF ALL OF VISHAY’S LIQUID YIELD OPTION NOTES EXERCISE
OPTION TO REQUIRE REPURCHASE OF THEIR NOTES

MALVERN, PENNSYLVANIA – June 5, 2006 - Vishay Intertechnology, Inc. (NYSE: VSH) today announced that holders of all of its Liquid Yield Option Notes due 2021 (zero coupon - subordinated) (LYONs) exercised the option to require Vishay to repurchase their LYONs.  The option expired at 5:00 p.m. New York City time on June 2, 2006.

The purchase price was equal to the accreted value on the purchase date of $639.76 per $1,000 principal amount at maturity of the LYONs, or approximately $137.9 million.  The purchase price was paid in cash and funded with cash on-hand.

The early extinguishment of the LYONs will reduce annual interest expense by approximately $4.1 million. It will also result in a pretax non-cash charge of approximately $2.9 million for the write-off of unamortized debt issuance costs associated with the 2001 issuance of the LYONs, which will be recorded in the second quarter of 2006.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). Vishay’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has operations in 17 countries employing over 26,000 people. Vishay can be found on the Internet at http://www.vishay.com.

“Liquid Yield Option” and “LYON” are trademarks of Merrill Lynch & Co., Inc.

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